Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) made this 21st day of April, 2020 by and between Heritage Equity Fund LP (the “Seller”), and Migom Global Corp., a Nevada corporation (the “Purchaser”).

In consideration of the mutual covenants contained herein, it is agreed by and between the parties as follows:

1.	The Seller shall sell and the Purchaser shall purchase, free and clear of all liens, claims, encumbrances and liabilities, either currently or in the future, as a result of the actions of the Seller, the wearable products, designs, work and developed intellectual property involving core banking front end and back end user interface software, banking and trading cloud-based and server software, mobile applications in Android and iOS operating systems deployed in Google Play and Apple App Store as described on Exhibit A (collectively, the “Assets”).

2.	The Purchaser shall issue to the Seller 30,000 shares (the “Shares”) of the common stock, $0.001 par value per share (the “Common Stock”), of the Purchaser in exchange for the Assets.

3.	The Seller shall sell, assign, transfer, and convey to the Purchaser the Assets, free of all liabilities.

4.	The actions to be taken by the parties hereto to close the transaction as provided shall take place on or before April 21, 2020, at the office of the Purchaser, hereinafter referred to as the (“Closing Date”). At the closing, Seller shall deliver to Purchaser all documents necessary to take possession of the Assets, and good and sufficient instruments of transfer, reasonably conveying and transferring the Assets to Purchaser. Such delivery shall be made against payment thereof, as applicable, and delivery to the Seller of the price as set forth herein above shall be made. The instruments of transfer shall contain covenants and warranties that Seller has good and marketable title in and to the Assets.

5.	On the Closing Date, the Purchaser shall deliver (or cause to be delivered) to the Seller, as applicable, stock certificates representing the Shares, duly endorsed in form suitable for the issuance of valid title thereto and free and clear of any encumbrances.

6.	Seller covenants, warrants and represents:

(a)	It is not presently involved in any activity or outstanding dispute with any taxing authority as to the amount of any taxes due, nor have they received any notice of any deficiency, credit or other indication of deficiency from any taxing authority.

(b)	It is the owner of and has good and marketable title to all of the applicable Assets and no person or entity has, nor will have, any claim against any of the Assets.

(c)	The Seller hereby acknowledges that the Shares will not be registered with the Securities and Exchange Commission and therefore, will be restricted from transfer except as pursuant to an exemption.

All representations and warranties made by the Seller shall survive the Closing Date.

7.	Purchaser covenants warrants and represents:

(a)	It is a corporation duly formed and in good standing in Nevada.

(b)	The Purchaser has a class of its Common Stock quoted on the OTC Markets and it is up to date and in compliance with all of the filing requirements of the Securities and Exchange Commission, including the Securities Exchange Act of 1934, as amended

8.	This Agreement shall be binding upon the personal representatives, successors and assignees of the parties. This Agreement and any accompanying instruments and documents include the entire transaction between the parties and there are no representations, warranties, covenants or conditions, except those specified herein or in accompanying instruments and documents.

9.	All covenants, warranties and representations herein shall survive this Agreement and the Closing Date.

10.	This Agreement shall be governed in all respects by the laws of the State of Nevada.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals, the date and place first above written.

SELLER:

Heritage Equity Fund LP

By:	/s/ Tatjana Gutschmidt El Chbeir
Name:	Tatjana Gutschmidt El Chbeir
Title:	General Partner

PURCHASER

Migom Global Corp.

By:	/s/ Georgi Parrik
Name:	Georgi Parrik
Its:	Chief Executive Officer & President

Exhibit A.

Items acquired by the Purchaser and sold by the Seller include source code, all the backups therefor, supporting documentation, maulals, schematics, computer graphics and the underlying custom images, copyrights therefor, URL domain names, as well as all the software technology and know how and any and all other worldwide intellectual property rights in full force and effect currently in perpetuity from the date hereof and all the associated intangible assets related to as well as involved in the design, reproduction, deployment on servers and in the cloud and exploitation of the following items:

1.	Mathematical formulas, technical, programming in any and all programming coding languages and other designs, work papers and any and all developed and implemented and/or under development intellectual property involving core banking and client-facing front end software and back end administrative user interface software, banking and trading cloud-based and server software used under the brand name Migom Bank (www.migom.com).

2.	Mathematical formulas, technical, programming in any and all programming coding languages and other designs, work papers and any and all developed and implemented and/or under development intellectual property involving mobile application in Android operating systems deployed in Google Play under the name of Migom Bank.

3.	Mathematical formulas, technical, programming in any and all programming coding languages and other designs, work papers and any and all developed and implemented and/or under development intellectual property involving mobile application in iOS operating system deployed in Apple App Store under the name of Migom Bank.